Exhibit 99.2

D&E COMMUNICATIONS, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
December 23, 2005	W.Garth Sprecher
(717) 738-8304

D&E COMMUNICATIONS, INC. ANNOUNCES

ACCELERATION OF VESTING OF CERTAIN OPTIONS

EPHRATA, PA — D&E Communications, Inc. (Nasdaq: DECC), a leading regional broadband integrated communications provider, announced today that the Executive Committee of the D&E Board of Directors, at a meeting on December 21, 2005, accelerated vesting of certain employee stock options that: were granted under the 1999 Long-Term Incentive Plan of D&E Communications, Inc. or the Conestoga Enterprises, Inc. 1999 Stock Option Plan; would have been unvested as of December 31, 2005; and have exercise prices greater than the closing price at December 20, 2005 of $8.41 per share. In light of new accounting regulations relating to stock options that will take effect in January 2006, the committee took this action because it will result in lower compensation expense in future periods.

As a result of this acceleration of the vesting, options to purchase 22,041 shares of D&E’s common stock became exercisable immediately. The number of shares, exercise prices and other terms of the options subject to the acceleration remain unchanged.

Under the recently issued Financial Accounting Standard Board Statement No. 123, Share-Based Payment, as revised (FAS 123R), D&E will be required to apply the expense recognition provisions under FAS 123R beginning with the first quarter of 2006. As a result of the acceleration, D&E estimates that it will not be required to recognize anticipated compensation expense relating to stock options, net of taxes, of approximately $38,400 in 2006 and $19,300 in 2007.

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, VoIP phone, voice and data network installation and maintenance, network performance management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release may contain forward-looking statements. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.